Exhibit 10.3
EMPLOYMENT AGREEMENT
     The Employment Agreement (the “Agreement”) is made and entered into as of March 31, 2011 (the “Effective Date”) by and between RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi”, the “Company”, or “Employer”), and Mark J. Ahn, an individual and resident of Portland, Oregon (“Employee”).
     WHEREAS, Employer and Employee desire to enter into an employment agreement under which Employee shall serve on a full-time basis as RXi’s President and Chief Executive Officer on the terms set forth in the Agreement, with the term of the Agreement to commence on the Effective Date.
     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
     1. Engagement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as RXi’s President and Chief Executive Officer. Employee understands that his duties as President and Chief Executive Officer may change from time to time during the Term (as herewith defined) in the discretion of Employer’s Board of Directors (hereinafter the “Board”), but such duties shall in all events be at least consistent with the duties customarily assigned to the Chief Executive Officer of a company substantially comparable as of the Effective Date to Employer. As a condition to the Employee’s employment by the Employer, Employee and Employer shall execute the Employee Confidentiality, Non-Competition, and Proprietary Information Agreement, attached hereto as Exhibit 1 (the “Confidentiality Agreement”), and the Indemnification Agreement, attached hereto as Exhibit 2 (the “Indemnification Agreement”).
     2. Duties. Employee shall perform all duties assigned to him in accordance with the terms of this Agreement by the Board faithfully, diligently and to the best of his ability. Such duties include, without limitation, the overseeing and implementation of the business plan adopted by the Board (as may be revised from time to time by the Board). Employee shall perform the services contemplated under this Agreement in accordance with the policies established by and under the direction of the Board. Employee shall have such corporate power and authority as shall reasonably be required to enable him to discharge his duties under this Agreement. In addition, the Company shall continue to nominate Employee, recommend to stockholders of Employer the election of Employee, and use its other reasonable efforts to enable Employee to serve on the Board for the Term of his employment. Employee agrees that upon his ceasing to serve as the Chief Executive Officer for any reason, upon the request of the Board, Employee will immediately resign as a member of the Board. Employee’s services hereunder shall be rendered as necessary to discharge his duties and responsibilities under this Agreement at Employer’s offices in Worcester, Massachusetts (or such other location that is then the corporate headquarters of Employer), except for travel when and as required in the performance of Employee’s duties hereunder.
     3. Time and Efforts. Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and the discharge of his duties hereunder. Notwithstanding the foregoing, except as otherwise agreed to in writing, Employee shall have the right to perform

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such incidental services as are necessary in connection with (a) his private passive investments, (b) his charitable or community activities, (c) his participation in trade or professional organizations and (d) his service on the board of directors (or comparable body) of one third-party corporate entity that does not compete with the Company Business (as defined in the Confidentiality Agreement).
     4. Term. The term (the “Term”) of Employee’s employment shall commence on the Effective Date and shall expire on March 30, 2014, unless sooner terminated in accordance with Section 6. Neither Employer nor Employee shall have any obligation to extend or renew this Agreement.
     5. Compensation. As the total consideration for Employee’s services rendered under the Agreement, Employer shall pay or provide Employee the following compensation and benefits:
          5.1 Salary. Employee shall be entitled to receive an annual base salary during the Term of Four Hundred Thousand Dollars ($400,000) (hereinafter the “Base Salary”) payable in accordance with the usual payroll period of Employer. However, the Base Salary will decrease to $350,000 if a financing with net proceeds (after commissions and expenses) of at least $5 million is not completed by September 1, 2011 (the “Minimum 2011 Financing”) and will be increased to $425,000 if a financing with net proceeds (after commissions and expenses) $7.5 million is completed by September 1, 2011. Notwithstanding, at the sole discretion of the Board the Base Salary may be increased after the first year of the Term.
          5.2 Sign On Bonus. On the Effective Date, Employer shall pay Employee $100,000 and shall grant Employee a fully vested option under the RXi Pharmaceuticals Corporation 2007 incentive Plan (the “Plan”) to purchase 100,000 shares of RXi common stock (the “Signing Option”). No relocation re-imbursement or other similar payments shall be owed to Employee by Employer in connection with Employer and Employee entering into this Agreement.
          5.3 Discretionary Bonus. Employee shall be eligible to receive an annual performance bonus, the determination of the amount of any annual performance bonus earned by Employee to be made by the Board upon the recommendation of the Compensation Committee of the Board at its sole discretion, provided that the amount of such bonus shall in any event not be less than $100,000 for each year of the Term.
          5.4 Stock Options. On the Effective Date, the Board or Compensation Committee of the Board shall grant Employee a stock option under the Plan (the “Regular Option”) to purchase 525,000 shares of RXi’s common stock. Subject to Section 6 of this Agreement, the Regular Options shall vest (i) as to 300,000 shares in equal quarterly installments over 3 years beginning on the first quarterly anniversary of the Effective Date, (ii) as to 50,000 shares upon RXi’s common stock trading at a minimum closing price of $3 for 30 consecutive trading days, (iii) as to 75,000 shares upon RXi’s common stock trading at a minimum closing price of $4 for 30 consecutive trading days and (iv) as to 100,000 shares upon RXi’s common stock trading at a minimum closing price of $5 for 30 consecutive trading days; provided, in each case, that Employee remains in the continuous employ of Employer through such vesting date.

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Each vested Regular Option and Signing Option shall (a) be exercisable at an exercise price per share equal to the closing market price of RXi’s common stock on the date of the grant, (b) have a term of ten years, and (c) be on such other terms as shall be determined by the Board (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Options. Upon the occurrence of a “Covered Transaction” (as defined in the Plan), the Options shall thereupon vest in full and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan.
          5.5 Expense Reimbursement. Employer shall reimburse Employee for reasonable business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time. Any reimbursements hereunder shall be paid to Employee promptly in a lump sum in accordance with such expense reimbursement policies and procedures then in effect but in no event later than the March 15 of the calendar year next following the year in which Employee incurred the reimbursable expense.
          5.6 Vacation. Employee will be entitled to 25 days of paid “time off” (vacation days plus sick time/personal time) for each full calendar year in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company (for partial calendar years, the Employee’s paid “time off” will be pro-rated). Paid time off may be taken at such times and intervals as the Employee shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time. The number of paid “time off” days will accrue per pay period and will stop accruing once 20 days have been reached.
          5.7 Employee Benefits. The Company shall provide Employee and his dependents with coverage under all medical, dental and/or vision plans and other benefit programs available to the Company’s executives and their dependents, to the extent Employee and his dependents satisfy the applicable eligibility requirements, and the Company shall pay, directly or indirectly, the monthly and annual premiums associated with any such medical plans to the same extent the Company pays such premiums for other executives of the Company. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all senior executives and/or all of employees of Employer under Employer’s plans and employment policies in effect during the Term. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.
          5.8 Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.
          5.9 Adjustment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that as a result of any payment or distribution by the Employer to or for the benefit of the Employee whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), the Employee would be

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subject to the excise tax imposed by Sections 409A, 280G or Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Employee is in the same after-tax position as if no Excise Tax had been imposed upon the Employee with respect to the Payments, provided further that such Gross-Up Payment shall be made prior to April 15th of the calendar year following the year in which the Employee receives any payment or distribution from the Employer which gives rise to a Gross-Up Payment. Notwithstanding the foregoing, the amount of the Gross-Up Payment required to be made by Employer to Employee shall in no event exceed Four Hundred Thousand Dollars ($400,000).
     6. Termination. The Agreement may be terminated as set forth in this Section 6.
          6.1 Termination by Employer for Cause or Voluntary Resignation Without Good Reason. Employer may terminate Employee’s employment hereunder for Cause upon notice to Employee, and Employee may voluntarily resign his employment without Good Reason (as herewith defined) upon notice to Employer. Cause for the purpose of this Agreement shall mean any of the following:
               (a) Employee’s breach of any material term of this Agreement including its Exhibits; provided that the first occasion of any particular breach shall not constitute Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten (10) days to correct such breach;
               (b) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude;
               (c) Employee’s act of fraud or dishonesty injurious to Employer or its reputation;
               (d) Employee’s continual failure or refusal to perform his material duties as required under the Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
               (e) Employee’s act or omission that, in the reasonable determination of Employer’s Board (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or
               (f) Employee’s act or personal conduct that, in the judgment of the Board (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

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               (g) Upon termination of Employee’s employment by Employer for Cause or by Employee due to a voluntary resignation without Good Reason, all compensation and benefits to Employee hereunder shall cease except that Employee shall be entitled to payment, not later than three days after the date of termination, of (i) any accrued but unpaid salary and unused vacation time (only as accrued during the then-current year of employment), (ii) any unpaid bonus that may have been previously awarded Employee as provided in Section 5.3, and (iii) reimbursement of business expenses accrued but unpaid as of the date of termination. In addition, Employer’s indemnification obligations shall remain in effect in accordance with the terms thereof.
          6.2 Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause upon notice to Employee. Upon termination of Employee’s employment by Employer without Cause during the Term, all compensation and benefits to Employee hereunder shall cease except that Employee shall be entitled to payment of:
               (a) not later than three days after the date of termination, any accrued but unpaid salary and unused vacation time (only as accrued during the Term as of the date of such termination and according to the laws of the State of California) and reimbursement of business expenses accrued but unpaid as of the date of termination;
               (b) six (6) months of salary (based on the then current Base Salary and without taking into account any bonus payments made pursuant to Sections 5.2 or 5.3) from the date of termination, which increases to twelve (12) months upon the completion of the Minimum 2011 Financing (the “Severance Period”);
               (c) six (6) months of option vesting for time vesting-based options from the date of termination, which increases to twelve (12) months upon the completion of the Minimum 2011 Financing; and
               (d) continued participation, at Employer’s cost and expense or cash equivalvent thereof, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination, and Employer’s indemnification obligations shall remain in effect in accordance with the terms thereof.
          6.3 Termination by Employee for Good Reason. The Employee’s employment hereunder may be terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) any material breach of this Agreement by RXi or any successor to RXi that is not cured within ten (10) days after RXi’s receipt of written notice from the Employee stating the nature of such breach (it being understood that a failure by Employer to comply with any of the provisions of Section 5 shall be deemed a material breach); (ii) any material reduction by the Company of the Employee’s Base Salary or potential performance bonus opportunity below the minimum, or benefits payable hereunder, or (iii) a material reduction by RXi or any successor to RXi in the Employee’s title, job responsibilities or duties. The consequences for termination by Employee for Good Reason are identical to the consequences described in Section 6.2 for termination by Employer without Cause.

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          6.4 Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder with or without reasonable accommodation for any period of at least 90 consecutive days or for a total of 120 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee or Employee’s heirs or personal representatives, not later than ten days after the date of termination, (i) any accrued but unpaid salary and unused vacation as of the date of such termination as required by law, (ii) any unpaid bonus that may have been previously awarded to Employee pursuant to Section 5.3 prior to such date, (iii) reimbursement of business expenses accrued but unpaid as of the date of termination, and (iv) if any of the targeted goals under the then current bonus plan had been achieved as of termination date, the amount of bonus applicable to such goals, pro rated as of the date of such termination.
     7. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of the Confidentiality Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. The provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
     8. Indemnification, Insurance. Employer and Employee acknowledge that, as the Chief Executive Officer of Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent mandated by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement. Subject to his insurability thereunder, Employer shall maintain Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term.
     9. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
     10. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign the Agreement without the prior written consent of the other party. Employer will cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement

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in the same manner and to the same extent that Employer would have been required to perform it.
     11. Entire Agreement. This Agreement, including the Confidentiality Agreement and the Indemnification Agreement, contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of the Agreement that are not set forth otherwise therein or herein. Except as expressly provided herein, this Agreement including the Confidentiality Agreement and the Indemnification Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement, including the Confidentiality Agreement (Exhibit 1) and the Indemnification Agreement (Exhibit 2).
     12. Amendment. No modification of this Agreement shall be valid unless made in writing, approved by the Employer’s Board (or a committee of the Board) and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.
     13. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the State of California without giving effect to the choice-of-law rules of California.
     14. Notice. All notices and other communications under this Agreement shall be in writing and mailed, electronically mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to the provision):

If to Employer:
Chair of the Board of Directors (and separately to RXi’s
In-House Legal Counsel) and Chair, Compensation Committee
RXi Pharmaceuticals Corporation
60 Prescott St.
Worcester, MA 01605
Fax: (508) 767-3862
Email: SHillsberg@troygould.com

If to Employee:
Through company e-mail or company regular mail box if employed by Company or if not employed:
Mark J. Ahn
390 Edgecliff Road
Portland, OR 97219
Email: (503) 961-4466

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     15. Survival. Sections 7 through 16 shall survive the expiration or termination of the Agreement.
     16. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
     17. Joint Participation. Employer and Employee agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by both Employer and Employee and their respective Counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by both Employer and Employee and no presumptions or burdens of proof shall arise favoring either Employer or Employee by virtue of the authorship of any of the provisions of this Agreement.
     18. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of the Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit in addition to any other recoveries.
     IN WITNESS WHEREOF, the Agreement is executed as of the day and year first above written.

EMPLOYER RXi Pharmaceuticals Corporation
By:	/s/ Sanford J. Hillsberg
Sanford J. Hillsberg
Chairman of the Board of Directors RXi Pharmaceuticals Corporation

EMPLOYEE
/s/ Mark J. Ahn
Mark J. Ahn

Employment Agreement
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Exhibit 1
RXi Pharmaceuticals Corporation
EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND
PROPRIETARY INFORMATION AGREEMENT
     AGREEMENT, effective as of March 31, 2011 between RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and Mark J. Ahn (the “Employee”).
     1. Employee will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, technologies, biological materials, and developments, and all other materials, items, techniques, and ideas related directly or indirectly to the business of the Company, whether patentable or not, made or conceived by Employee or under Employee’s direction during Employee’s employment with the Company, whether or not made or conceived during normal working hours, or on the premises of the Company (all of which are collectively termed “Intellectual Property” hereinafter).
     2. Employee agrees that all Intellectual Property, as defined above, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in all Intellectual Property and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere. Employee further agrees that with regard to all future developments of Intellectual Property, Employee will assist the Company in every way that may be reasonably required by the Company (and at the Company’s expense) to obtain and, from time to time, enforce patents on Intellectual Property in any and all countries that the Company may require, and to that end, Employee will execute all documents reasonably necessary for use in applying for and obtaining such patents thereon and enforcing the same, as the Company may desire, together with any assignment thereof to the Company or persons designated by the Company, and Employee hereby appoints the Company as Employee’s attorney to execute and deliver any such documents or assignments requested by the Company (but only for the purpose of executing and filing any such document). Employee’s obligation to assist the Company in obtaining and enforcing patents for Intellectual Property in any and all countries shall continue beyond the termination of Employee’s employment with the Company, but the Company shall compensate Employee at a reasonable, standard hourly rate following such termination for time directly spent by Employee at the Company’s request for such assistance.
     3. Employee hereby represents that Employee has no continuing obligation to assign to any former employer or any other person, corporation, institution, or firm any Intellectual Property as described above. Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee, in confidence or in trust, prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees not to enter into, any agreement (either written or oral), which would put Employee in conflict with this Agreement.

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     4. Employee agrees to assign to the Company any and all copyrights and reproduction rights to any material prepared by Employee in connection with this Agreement and/or developed by Employee during Employee’s employment with the Company that are related directly or indirectly to the business of the Company.
     5. Employee understands and agrees that a condition of Employee’s employment and continued employment with the Company is that Employee has not brought and will not bring to the Company or use in the performance of Employee’s duties at the Company any materials or documents rightfully belonging to a former employer which are not generally available to the public.
     6. Employee recognizes that the services to be performed by Employee hereunder are special, unique, and extraordinary and that, by reason of Employee’s employment with the Company, Employee may acquire Confidential Information (as hereinafter defined) concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee agrees that Employee will not (directly or indirectly) at any time, whether during or for a period of seven (7) years after Employee’s employment with the Company:
(i)	knowingly use for personal benefit or for any other reason not authorized by the Company any Confidential Information that Employee may acquire or has acquired by reason of Employee’s employment with the Company, or;
(ii)	disclose any such Confidential Information to any person or entity except (A) in the performance of Employee obligations to the Company hereunder, (B) as required by a court of competent jurisdiction, (C) in connection with the enforcement of Employee rights under this Agreement, or (D) with the prior consent of the Board of Directors of the Company.
     As used herein, “Confidential Information” includes proprietary and confidential information with respect to the facilities and methods of the Company, reagents, chemical compounds, cell lines or subcellular constituents, organisms, or other biological materials, trade secrets, and other Intellectual Property, systems, patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects, or opportunities, personnel information, or lists of customers and suppliers which are generally known only to the Company provided, however, that Confidential Information shall not include any information that is known or becomes generally known or available publicly other than as a result of disclosure by Employee which is not permitted as described in clause (ii) above, or the Company discloses same to others without obtaining an agreement of confidentiality.
     Employee confirms that all Confidential Information is the exclusive property of the Company. All business records, papers, documents and electronic materials kept or made by Employee relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Company during the Employee’s employment and at all

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times thereafter. Upon the termination, for any reason, of Employee’s employment with the Company, or upon the request of the Company at any time, Employee shall deliver to the Company, and shall retain no copies of any written or electronic materials, records and documents made by Employee or coming into Employee’s possession concerning the business or affairs of the Company and which comprise Confidential Information.
     7. During the term of Employee’s employment with the Company and for one (1) year thereafter (the “Restricted Period”), the Employee shall not directly or indirectly, for Employee’s own account or for the account of others, as an officer, director, stockholder (other than as the holder of less than 1% of the outstanding stock of any publicly traded company), owner, partner, employee, promoter, consultant, manager or otherwise participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through proprietorship, a corporation, partnership, or other form of business entity which is in competition with the Company in the field of RNA interference (RNAi) (the “Company Business”) within the United States or any other country in which the Company is conducting or is actively seeking or planning to conduct the Company Business as of the date of such termination. Notwithstanding the foregoing, except as otherwise agreed to in writing, Employee shall have the right to perform such incidental services as are necessary in connection with (a) his private passive investments, (b) his charitable or community activities, (c) his participation in trade or professional organizations, and (d) his service on the board of directors (or comparable body) of one third-party corporate entity that does not compete with the Company Business.
     During the Restricted Period, the Employee shall not, whether for Employee’s own account or for the account of any other person (excluding the Company):
(i)	solicit or contact in an effort to do business with any person who was or is a customer of the Company during the Restricted Period, or any affiliate of any such person, if such solicitation or contact is for the purpose of competition with the Company; or
(ii)	solicit or induce any of the Company’s employees to leave their employment with the Company or accept employment with anyone else, or hire any such employees or persons who were employed by the Company during the Restricted Period.
     Nothing herein shall prohibit or preclude the Employee from performing any other types of services that are not precluded by this Section 7 for any other person.
     Employee has carefully read and considered the provisions of this Section 7 (including the Restricted Period, scope of activity to be restrained, and the restriction’s geographical scope) and concluded them to be fair, appropriate and reasonably required for the protection of the legitimate business interests of the Company, its officers, directors, employees, creditors, and shareholders. Employee understands that the restrictions contained in this Section may limit Employee’s ability to engage in a business competitive to the Company’s business, but acknowledges that Employee will receive adequate remuneration and other benefits from the Company hereunder to justify such restrictions.

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     The Employee shall give prompt notice to the Company of the Employee’s acceptance of employment or other fees for services relationship during the Restricted Period, which notice shall include the name of, the business of, and the position that Employee shall hold with such other entity.
     8. In the event that Employee’s employment is transferred by the Company to a subsidiary, affiliated company, or acquiring company (as the case may be), Employee’s employment by such company will, for the purpose of this Confidentiality, Non-Competition, and Proprietary Information Agreement, be considered as continued employment with the Company, unless Employee executes an agreement, substantially similar in substance to this Agreement, and until the effective date of said agreement in any such company for which Employee becomes employed. It is further agreed that changes in Employee’s position or title unless expressly agreed to in writing will operate to terminate this Confidentiality, Non-Competition, and Proprietary Information Agreement without Cause.
     9. Upon termination of Employee’s employment for any reason, unless such employment is transferred to a subsidiary, affiliated or acquiring company of the Company, Employee agrees to leave with, or return to, the Company all records, drawings, notebooks, and other documents pertaining to the Company’s Confidential Information, whether prepared by Employee or others, as well as any equipment, tools or other devices owned by the Company, that are then in Employee’s possession, however such items were obtained, and Employee agrees not to reproduce or otherwise retain any document or data relating thereto.
     10. Employee obligations under this Agreement shall survive the termination of Employee’s employment with the Company for the respective periods specifically set forth herein regardless of the manner of, and reason for, such termination, and shall be binding upon Employee’s heirs, executors, and administrators.
     11. Prior to entering the employ of the Company, Employee has lawfully terminated employment with all previous employers. Employee further understands and agrees that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Confidential Information or Intellectual Property.
     12. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
     13. Employee agrees that in addition to any other rights and remedies available to the Company for any breach or threatened breach by Employee of Employee’s obligations hereunder, the Company shall be entitled to enforcement of Employee’s obligations hereunder by whatever means are at the Company’s disposal, including court injunction.
     14. The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company. Employee shall have no rights of assignment.

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     15. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be enforceable to the extent that a court deems it reasonable to enforce such provision. If such provision shall be unreasonable to enforce to any extent, such provision shall be severed and all remaining provisions shall continue in full force and effect.
     16. This Agreement shall be effective as of the date first written above.
     17. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts. Each of the Company and Employee (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts or the United States District Court located in The Commonwealth of Massachusetts for the purpose of any action between the Company and Employee arising in whole or in part under or in connection with this Agreement, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, the Company or Employee may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
     IN WITNESS WHEREOF, Employee has executed this Agreement as of the date set forth above:

BY:	/s/ Mark J. Ahn
Name of Employee: Mark J. Ahn

ACCEPTED AND AGREED TO: RXi Pharmaceuticals Corporation
BY:	/s/ Sanford J. Hillsberg
Name: Sanford J. Hillsberg
Title: Chairman of the Board of Directors

Employment Agreement
Mark J. Ahn	Page 13 of 13